Azteca Acquisition Corporation Announces Pricing of
$100,000,000 Initial Public Offering

NEW YORK, NY, June 30, 2011 /PRNewswire/ - Azteca Acquisition Corporation (the "Company") (OTCBB:AZTAU), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit for gross proceeds of $100,000,000 on June 29, 2011.  Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $12.00 per share.

The Company’s units are expected to be quoted on the OTC Bulletin Board today under the ticker symbol “AZTAU”.  The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units to cover over-allotments, if any.

Deutsche Bank Securities Inc. acted as sole book-running manager and representative of the underwriters of the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on June 29, 2011.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc.,100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email:  prospectus.cpdg@db.com.